EXHIBIT 99

THE ENERGY FORUM

LINCOLNWAY ENERGY
NEVADA, IOWA

Volume IV, Issue 4 | Spring 2008

INSIDE THIS EDITION

INVESTOR TOURS

Lincolnway tours will be held at 2:00 pm on June 18th, July 16th and August 20th.

OUR NUMBERS HAVE CHANGED

Phone: 515-232-1010

Fax: 515-663-9335

Lincolnway Energy, LLC

59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010
Fax: 515-663-9335
www.lincolnwayenergy.com

ETHANOL AND POLITICS

by: Rick Brehm, CEO/President

Ethanol and oil have long histories of being intertwined with politics. In December 2007 ethanol was put center stage in the political arena when a revised renewable fuels standard was passed by Congress and then signed by President Bush just before Christmas. But this was not the start of ethanol's relationship with politics. The relationship actually dates back to 1862 when the Union Congress placed a two dollar per gallon excise tax on ethanol to help fund the Civil War, at that time ethanol was commonly used as lantern fuel.

Ethanol continued to re-emerge in politics throughout the 20th Century. The excise tax was repealed around 1906 and allowed Henry Ford to use ethanol as a fuel source for his Model T. The next political action came in 1920 when the United States Congress enacted "prohibition". During the thirteen years following the enactment of prohibition, it was illegal to manufacture, sell or consume alcohol for any purpose. Fifty plus years passed, and then again ethanol attracted political attention in 1974; funds were appropriated to research development of organic fuels.

The priority of developing and producing organic fuels was the political focus as we moved into the latter part of the 20th Century. The Energy Tax Act of 1978 was the start of subsidies for the ethanol industry, allowing a forty cent per gallon tax credit for each gallon of ethanol blended. In 1980 the Energy Security Act insured small ethanol producer loans which covered 90% of construction costs for ethanol plants. Also during 1980, Congress placed a tariff on foreign produced ethanol, which was of great benefit to American ethanol producers. In 1983 the Surface Transportation Assistance Act increased the ethanol subsidy to fifty cents per gallon. The fifty cent subsidy was increased to sixty cents per gallon in 1984 when Congress passed the Tax Reform Act; this ethanol subsidy was reduced in 1988 to fifty-four cents per gallon as part of the Omnibus Budget Reconciliation Act. In the 1990's the Energy Policy Act of 1992 brought us E85 and firm definitions for alternative transportation fuels. In 1992 Congress passed the Clean Air Act mandating the use of oxygenated fuels in 39 areas throughout the country. With the initial state bans on MTBE, started in 1999, ethanol usage started to grow and more growth came again in 2000 when the EPA recommended MTBE be phased out nationally.

Ethanol experienced a huge boost in both attention and production in 2005 when the initial 7.5 billion gallon Renewable Fuels Standard was signed into law. American agriculture quickly realized that ethanol could help be part of reducing the dependence on foreign oil as well as reducing green house gas emissions from automobiles and expanded rapidly. Ethanol's rapid expansion helped the industry surpass the 7.5 billion gallon mark in 2007, thus meeting the standard established in 2005 in less than two years. While many people only know of the most recent political action, the Renewable Fuels Standard of 2007, there have been numerous legislative actions that have affected ethanol over the last 150 years. In just the last thirty years sixteen legislative acts influencing ethanol production have been implemented. Ethanol clearly continues to grow in importance, its diverse value becoming increasingly apparent as time goes on.

The political support ethanol receives is very beneficial to making our industry more efficient and cost effective. The new RFS sets aside considerable funds to support all types of ethanol research which is crucial to the success of our industry. When you hear critics complaining about funds being set aside for ethanol and ethanol research, please use their complaining as an opportunity to tell them about the benefits of renewable energy and why support is important to an American grassroots product like ethanol.

PLANT UPDATE

by: Larson Dunn, Plant Manager

Summer is almost here, at last, and the plant is digging-out after a long winter. While the interior of the plant is always kept to very high cleanliness standards, the snow and rains of winter challenge the staff to keep the outside of the plant looking as good as the inside. With the advent of better, warmer weather, we're catching-up on our spring cleaning, and the plant is looking better and better—which is the way we like it.

Although the winter was long and cold, we had the highest production in the history of the plant, from just before Christmas, up to the present, and we're still going strong. We had a five million plus gallon month in March, we were on track to duplicate that feat in April, when we had a one day outage, and are back on track for another five million gallons of denatured ethanol for the month of May. We will take a much needed shutdown at the end of June/first days of July, but we should continue our high production levels into the summer.

Fermentation results have been outstanding so far this calendar year, but we will need to watch the process more closely with increasing temperatures. Fermentation is more susceptible to bacterial contamination during warmer weather, so it will require a bit more effort to sustain the great cold weather results into the summer. Also, we are maximizing crude corn oil production right now, with two oil extraction centrifuges now running.

Happy birthday to us—the Lincolnway Energy Nevada Plant has been running for two years as of this May 22. We're looking forward to many, many more birthdays.

The Lincolnway Moonshiners will be taking to the softball fields later this month, trying to improve on last year's middle of the pack finish. The Moonshiners will try to follow the example of the Lincolnway bowling team, who were the champions of the Nevada Monday Night League this year. Come out to the Score Complex and see us win (or embarrass ourselves) on Sunday afternoons this summer.

FOOD VS. FUEL

by: David Zimmerman, Commodity Risk Manager

It's been nearly impossible over the past couple of months to avoid the drastic increase in rhetoric in the news media surrounding bio-fuels and the price of food. While it has been shown recently that much of this campaign can be attributed to a designed and focused effort by a certain coalition, the Grocery Manufacturers Association (GMA), it does not take away from the fact that a great amount of disinformation has been distributed.

There are a multitude of reasons refuting the claim that the introduction of bio-fuels is to blame for the increase in the price of various food products throughout the world. Third-World development in China and India, a 10-fold increase in the price of crude oil, world weather problems, increased market speculation, weakness of the dollar…the point is, we all have our favorites. In reality it is likely that all have contributed to the problem.

Some simple facts may help to illustrate why bio-fuels alone are not the cause of the problem even as it stands today. In 2007, the world produced 1076 million metric tons of coarse grains. Of that, 76 million metric tons or about 7% went into corn and small grains based ethanol production in the US.

When corn is trading at $5/bushel, that price is equivalent to 8.9c/lb. It takes 2.8 lbs of corn to produce a pound of beef, which means that there is approximately 25c worth of corn cost in a pound of beef. For every dollar increase in the price of corn there is about a 4-5c increase in the price of beef. The $2 increase in the price of corn over the past year has raised the price of beef by 8-10c. It takes 1.8 lbs of corn or about 16c worth of $5/bushel corn to produce a gallon of milk. Ten ounces of $5/bushel corn will cost a cereal company 4-5c, and can be used to make a box of corn flakes.

The chart below shows a small cross-section of various commodities and helps to illustrate the macro-economic factors at work. I apologize that it is a bit messy, but the finer price levels are not really the point. The point is that the inflationary challenges that we currently face are widespread and being felt in a multitude of industries.


Crude Oil
Copper
Wheat
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008

LINCOLNWAY ENERGY EARNINGS

by: Kim Supercynski, CFO

Lincolnway Energy, LLC has recorded net earnings of $2.2 million for the six months ending March 31, 2008. This amounts to $52.82 of net income per unit.

Revenues increased by $3.7 million, or 6.5%, to $60.7 for the six months ended March 31, 2008 from $56.9 million for the six months ended March 31, 2007. The increase in revenue was the result of an increase in ethanol volume sold and an increase in average dried distillers grain gross price, compared to the six months ended March 31, 2007.

Cost of goods sold increased by $18 million, or 47%, to $56.4 million for the six months ended March 31, 2008 from $38.4 million for the six months ended March 31, 2007. The increase was primarily due to higher corn costs in the 2008 period compared to the 2007 period. The corn costs for the six months ended March 31, 2008 also included a marked to market loss of $500,000 for derivatives relating to future deliveries of corn, compared to a $4.4 million marked to market gain in the same period in 2007.

	Six Months Ended March 31, (Unaudited)			
Income Statement Data	2008		2007	
Revenue	$ 60,663	100.0%	$ 56,942	100.0%
Cost of goods sold	56,352	92.9%	38,393	67.4%
Gross Profit	4,311	7.1%	18,549	32.6%
General and administrative expenses	1,416	2.3%	1,460	2.6%
Operating income	2,895	4.8%	17,089	30.0%
Other (expense)	(674)	(1.1%)	(924)	(1.6%)
Net income	$ 2,221	3.7%	$ 16,165	28.4%

	Six Months Ended March 31, (Unaudited)	
Operating Data:	2008	2007
Ethanol sold (gallons in thousands)		24,979 24,
Average gross price of ethanol sold		
(dollars per gallon)	$	2.0[illegible]
Dry distillers grain sold (tons)		64,781 70,
Average dry distillers grain sales price per ton	$	$ [illegible]
Average corn cost per bushel	$	4$13

The complete SEC 10Q report for the period ended March 31, 2008 can be found on a link on Lincolnway Energy's website under the heading **Investors** and **SEC Financial Report**.

INVESTOR HIGHLIGHTS

(Since Inception)

		Total	Per Unit
Earnings, Inception thru 3/31/08		$	$ 26,028,[illegible].27
Cash Distributions		$ 20,	0$4,775 475.00
Value of Tax Incentives			
Tax Incentives		$ 10,1	$,301 238.51
Total Return on Investment (ROI)			
Cash Distributions	51%		
Retained Earnings	46%		
Tax Incentives	26%		
Total ROI Since Inception to 3/31/08	123%		

Election Results

The annual meeting of the members of Lincolnway Energy was held on February 18, 2008. The only matters voted upon by the members at the annual meeting were the election of three directors for Lincolnway Energy and the ratification of the appointment of Lincolnway Energy's independent auditor for the fiscal year ending September 30, 2008.

Lincolnway Energy has nine directors, who are divided into three classes based upon the length of their term. Each director is elected to a three-year term and until his or her successor is elected, and the terms of the directors are staggered so that the term of three of the directors expire each year.

The three directors whose term expired at the annual meeting were Brian Conrad, Timothy Fevold and Jeff Taylor.

There were four nominees for the three director positions, and those nominees were Brian Conrad, Timothy Fevold, Jeff Taylor and Bob Finch. Brian Conrad, Timothy Fevold and Jeff Taylor were elected as directors at the annual meeting, to serve until the annual meeting of the members which will be held in 2011 and until their successors are elected.

The number of votes cast for, against or withheld, and the number of abstentions and broker non-votes with respect to the four nominees for election as a director at the annual meeting was as follows:

Name	For	Against Or Withheld	Abstentions	Broker Non-Votes
Brian Conrad	20,309	--	--	--
Timothy Fevold	18,761	--	--	--
Jeff Taylor	22,408	--	--	--
Bob Finch	11,034	--	--	--

(continued on page 4)

LINCOLNWAY ENERGY EARNINGS (CONTINUED)

by: Kim Supercynski, CFO

(continued from page 3)

The directors whose term of office continued after the annual meeting of the members were William Couser, Terrill Wycoff, Rick Vaughan, James Hill, Kurt Olson and Richard Johnson.

The only other proposal voted upon by the members at the annual meeting was the ratification of the appointment of McGladrey & Pullen, LLP as Lincolnway Energy's independent auditor for the fiscal year ending September 30, 2008. The proposal was approved by the necessary vote of the members, and the number of votes cast for, against or withheld, and the number of abstentions and broker non-votes, regarding the proposal was as follows:

For	Against or Withheld	Abstentions	Broker Non-Votes
22,262	469	1841	--

Officer Election

The following individuals were elected by the directors to the offices set forth opposite their name at a meeting of the directors held on April 16, 2008.

Name	Office
Jeff Taylor	Chairman
Brian Conrad	Vice Chairman
Kurt Olson	Secretary
Terry Wycoff	Treasurer

UNIT TRADING UPDATE

by: Kim Supercynski, CFO

- April 2008: 25 units @ $1400/unit
- March 2008: No Sales
- February 2008: 25 units @ $1550/unit
- January 2008: 65 units @ $1575/unit
  22 units @ $2272.73/unit

LWE TANKER TRUCKS HAVE ARRIVED!

It's not too late to get your Limited Edition Ethanol Tanker Truck. The trucks are numbered and are available for sale to listed investors. Please contact Kay Gammon at 515-817-0150 or by email at kgammon@lincolnwayenergy.com, if you would like to purchase a truck. The cost of the truck is $74.90. You may stop into the Lincolnway Energy Office to pick up your truck or the truck can be shipped to you for an additional cost of $10.00.


LINCOLNWAY ENERGY

ANNUAL CHEMICAL SAFETY EXCELLENCE AWARD

Lincolnway Energy is awarded the CSX Annual Chemical Safety Excellence Award for 2007. The criteria to receive the award is that a customer must ship at least 600 railcars and have no non-accident releases during the year.

***Pictured are LWE's Load Out Team:** David Peter, Travis Harrison, Slade Whetro, and Justin Holl.*



LETTER TO LINCOLNWAY ENERGY MEMBERS

by: William D. Couser

Dear Lincolnway Energy Membership:

I am sending this letter in appreciation for your support over the last 4-1/2 to 5 years as Chairman of the Board of Lincolnway Energy. I can not tell you how much it has meant to work along side and with such a strong team of individuals to make the renewable energy dream come to us in Central Iowa.

After the Lincolnway Energy Board of Directors Meeting in March, I made the decision to rescind the nomination as Chairman of the Board of Directors. I did this for a couple of reasons;

1) I have been Chairman of the Board since inception of Lincolnway Energy and have never missed a scheduled meeting.

2) It is time for new leadership. Changing the roles of the Board of Directors helps us to gain greater understanding of our responsibility and leadership needed to our membership and industry.

3) As President of the Iowa Renewable Fuels Association we will move forward in conjunction with each renewable fuels producer to help protect what we have achieved in the industry over last 5 years. This needs to be done at the state and federal level and I believe I am a strong advocate to help maintain and grow our existence at these levels.

I want to reassure you that as Director of Lincolnway Energy my commitment to our success remains strong and I will continue to work with our best interest at heart.

I am now asking you to help with the next challenge we face. We have many myths and misnomers about our industry, our product, and our abilities as producers and consumers floating around through newspapers, coffee groups, television ads, and other means, too many to mention. We hold a great responsibility to educate people about who we are, what we have to offer, and correctly inform them about the advantages of our product and industry. Educating people on the affect we have on this nation through understanding the importance of our renewable energy products we have to offer and still provide food for the majority of the world is of great importance.

We need to move forward with positive education, campaign for greater support of our industry and help reduce, if not eliminate, our dependence on foreign oil. We are at the tip of our potential and it's time we move to the next level.

I would like to offer you a couple of websites to use as reference when educating yourself and preparing to talk to others about what great products and future plans we have for the renewable energy industry.

1) Iowa Renewable Fuels Association – www.iowarfa.org

2) Renewable Fuels Association – www.ethanolrfa.org

Please understand that our goals have not changed, renewable energy is the way of the future, and we just need to continue to strive for education and understanding to gain positive results on a global basis.

Thank you again for allowing me the honor and privilege to serve as the Chairman of The Board of Lincolnway Energy.

Sincerely,

William D Couser

William D. Couser

REGULATORY UPDATE

by: Rick Brehm, CEO/President

Lincolnway Energy has recently completed seven months in full compliance with its National Pollutant Discharge Elimination System permit (NPDES). As you may recall Lincolnway was found to be out of compliance due to a high level of iron in the discharge water. The addition of settling equipment in July of last year made it possible for Lincolnway to comply with our permit. Once the settling equipment was commissioned and adjusted we were able to meet permit requirements.

A new air quality permit and compliance will hopefully come soon for Lincolnway Energy. Recent stack tests conducted in March of this year showed positive results. We have submitted those results and are working to submit an air permit request in the very near future.

As of this writing we have not scheduled a first meeting with the Iowa State Attorney General's office regarding alleged past violations; we foresee a probable first meeting with their office in June. Members will receive updated information once the initial meeting with the Iowa State Attorney General's office takes place.

At Lincolnway we strive to be a good environmental citizen and will continue to work to find ways to be kinder to our environment.

COME JOIN US ON THE WEB!

If you haven't already, please give us your e-mail address. This way you can receive the full color newsletter via email and we can save on postage. E-mail your request to us at info@lincolnwayenergy.com



THE MISSION OF LINCOLNWAY ENERGY IS TO:

- **Produce clean renewable energy.**
- **Maintain a safe, rewarding place to work.**
- **Maximize shareholder value.**

Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201-7992